UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2025

ORGENESIS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38416	98-0583166
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation	Number)	Identification No.)

20271 Goldenrod Lane, Germantown, MD 20876

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ORGS	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 10, 2025, Theracell Laboratories IKE (“Theracell”), a subsidiary of Octomera LLC, which is a subsidiary of Orgenesis Inc. (the “Company”), entered into a Convertible Loan Agreement (the “Agreement”) with Alpha Prosperity Fund SPC, acting on behalf of and for the account of Segregated Portfolio P (the “Lender”).

Pursuant to the Agreement, the Lender agreed to provide Theracell with an initial loan in the principal amount of $1,000,000 (the “Loan”). The Loan will bear simple interest at a rate of 10% per annum and has a maturity of 36 months. For the first 30 days following the effective date, the Borrower may prepay the Loan without the consent of the Lender. Thereafter, repayment requires the Lender’s prior approval.

Beginning after 30 days and continuing until maturity, the Lender has the option, at its sole discretion, to convert the outstanding amount into equity of either the Company or Theracell, such that the Lender would hold up to 80% of the outstanding share capital of the applicable entity. The conversion of the Loan into shares of the Company is subject to shareholder approval of the issuance of the required shares.

In addition, the Agreement provides that the Lender will be issued a warrant to purchase 15% of the fully diluted share capital of either the Company or Theracell, at the Lender’s discretion, for an aggregate exercise price of $250,000 and exercisable for three years from issuance. The issuance of shares upon exercise of the warrant is likewise subject to shareholder approval of the issuance of such shares. Additional warrants would be issued in connection with each cumulative drawdown of an additional $1,000,000 under the credit facility referenced below.

The Agreement further provides Theracell with access to a credit facility of up to $10,000,000, available in tranches with the Lender’s prior written approval in its sole discretion. Drawdowns under the facility are subject to the same terms as the Loan, other than the conversion feature. Theracell has drawn $7,083,857 on the facility. The previously outstanding debt facilities from Newtech Investment Holdings, LLC and Ariel Malik totaling $6,083,857 have been repaid.

The Agreement also provides that, following the lapse of 30 days from the Effective Date and subject to the receipt of all necessary corporate and legal approvals, the Lender may appoint three members to the Company’s Board of Directors, which appointments will be subject to the disclosure and filing requirements of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission.

The Agreement includes customary covenants and security provisions, including security interests over certain assets.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Convertible Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K. Appendices and certain schedules to the Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of any omitted appendix or schedule to the SEC upon request.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is included under Item 1.01 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10-1	Convertible Loan Agreement, dated September 10, 2025, by and among Theracell Laboratories IKE, Orgenesis Inc., and Alpha Prosperity Fund SPC (certain appendices, exhibits and schedules omitted).

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

Date: September 16, 2025	By:	/s/ Vered Caplan
Vered Caplan
Chief Executive Officer